Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

Clean Diesel Technologies, Inc.
Oxnard, CA

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (Nos. 333-215399, 333-204309, 333-183204 and 333-181443) and Form S-8 (Nos. 333-215158, 333-206188, 333-151777, 333-117057, 333-33276 and 333-16939) of Clean Diesel Technologies, Inc. of our report dated April 7, 2017, relating to the consolidated financial statements of Clean Diesel Technologies, Inc., which appears in this Form 10-K. Our report contains an explanatory paragraph regarding the Company's ability to continue as a going concern.

/s/ BDO USA, LLP

BDO USA, LLP
Los Angeles, CA
April 7, 2017